Exhibit 99.1

Contango Announces Private Placement of $8.0 Million of Convertible Preferred Stock

    HOUSTON--(BUSINESS WIRE)--Dec. 15, 2003--Contango Oil & Gas Company (AMEX:MCF) announced today that it has sold in a private transaction $8.0 million of its Series C Preferred Stock. The shares were purchased by a group of private institutional investors. The Series C Preferred Stock is perpetual and is convertible at any time into shares of Contango common stock at a price of $6.00 per share. The dividend on the Series C Preferred Stock can be paid quarterly in cash at a rate of 6.0% per annum or paid-in-kind at a rate of 7.5% per annum. The Company has agreed to file a shelf registration covering the common shares issuable upon conversion of the Series C Preferred Stock.
    The Company will use the net proceeds of this offering to repay indebtedness under its bank revolving credit facility. Thereafter, it intends to use the additional funds made available under its bank credit facility, together with cash flow from operations, to fund natural gas and oil exploration, development and production, to fund offshore lease acquisitions, to fund 3-D seismic shoots and acquisitions, to fund the Company's investment in its proposed Freeport, Texas LNG receiving terminal and for general corporate purposes. Energy Capital Solutions, LLC acted as the placement agent for this offering.
    Kenneth R Peak, Contango's chairman and chief executive officer said, "As a result of this financing and our recent offshore property sale, we expect our 2003 year-end debt level to be approximately $2.0 million, versus our available bank line of $20.0 million. We have five onshore exploration prospects we are pursuing, any one of which could lead to a multi-well development program. In our Gulf of Mexico offshore exploration efforts, our 33.3% owned subsidiary, Republic Exploration LLC ("REX"), expects to have approximately $8.6 million of capital available for lease sales and exploration. Contango also now has the capital available to more aggressively fund its 66.7% owned subsidiary, Contango Offshore Exploration LLC ("COE"). REX and COE each have approximately 2,000 blocks of 3-D seismic that is being reprocessed by the Company's exploration partner. REX and COE are focused on generating deep shelf and deep water exploration prospects in the Gulf of Mexico."
    Mr. Peak further said, "Our deep shelf Vermilion 73 prospect is drilling, and our Freeport, Texas LNG project continues to make progress. Our current production is about 16,000 MMBtued with monthly EBITDAX, based on current prices, of approximately $1.5 million through March 31, 2004."
    EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities and sale of assets. The Company has reported EBITDAX because it believes EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. The Company believes EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring the Company's performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in the Company's statements of cash flows. Investors should carefully consider the specific items included in the Company's computation of EBITDAX. While the Company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by the Company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.
    The securities sold in this private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States (or to a U.S. person) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. However, Contango has agreed to file a registration statement for all shares of common stock underlying the Series C Preferred Stock. This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our Web page at www.mcfx.biz.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.mcfx.biz